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As filed with the Securities and Exchange Commission on March 11, 2004

Registration No. 333-108710

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment
No. 1
to
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIMMUNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	2836	52-155759
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No.)

35 West Watkins Mill Road
Gaithersburg, Maryland 20878
(301) 417-0770
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David M. Mott
Chief Executive Officer, President and Vice Chairman
MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland 20878
(301) 417-0770
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William C. Bertrand, Jr., Esq. Vice President and General Counsel MedImmune, Inc. 35 West Watkins Mill Road Gaithersburg, Maryland 20878 (301) 417-0770	Frederick W. Kanner, Esq. Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please, check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

$500,000,000 principal amount
1% Convertible Senior Notes due 2023
and 7,333,550 shares of common stock issuable
upon conversion of the notes

        This prospectus covers resales by the holders of our 1% Convertible Senior Notes due 2023 and shares of our common stock into which the notes are convertible. The notes and the common stock may be sold from time to time by or on behalf of selling securityholders.

        We will not receive any proceeds from the resale of our notes or common stock hereunder. The notes bear interest at a rate of 1% per annum on the principal amount of the notes. Interest is payable semi-annually in arrears on July 15 and January 15 of each year, beginning on January 15, 2004. In addition, beginning with the six-month interest period commencing on July 15, 2006 we will pay contingent interest during a six-month interest period if the average trading price of a note is above a specified level as described in this prospectus. The notes will mature on July 15, 2023. We and each holder of the notes agree in the indenture to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. See "Material United States Federal Income Tax Considerations."

CONVERSION

        The notes are convertible prior to maturity into shares of our common stock at an initial conversion rate of 14.6671 shares per $1,000 principal amount of notes (which represents a conversion price of approximately $68.18 per share), subject to adjustment, under the following circumstances: (i) holders may convert their notes, in whole or in part, during any calendar quarter (beginning with the quarter ended December 31, 2003), if, as of the last trading day of the preceding calendar quarter, the last reported sale price of our common stock on at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of such immediately preceding calendar quarter exceeds 120% of the applicable conversion price on the last trading day of such immediately preceding calendar quarter; (ii) holders may convert their notes, in whole or in part, if the trading price of the notes is below a particular level for five consecutive trading days under certain circumstances; (iii) holders may convert any of their notes (and only those notes) that have been called for redemption; or (iv) holders may convert their notes, in whole or in part, upon the occurrence of specified corporate transactions described in this prospectus. Our common stock is listed on the Nasdaq National Market under the symbol "MEDI." On March 10, 2004, the last reported sale price of our common stock was $24.00 per share.

REDEMPTION AND REPURCHASE

        On or after July 15, 2006, we may at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the redemption date. On each of July 15, 2006, July 15, 2009, July 15, 2013 and July 15, 2019, holders may require us to purchase all or a portion of their notes for cash at a purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, such date. Holders may require us to repurchase all or a portion of their notes for cash upon a change in control, as defined in this prospectus, at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the repurchase date.

        Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See "Risk Factors" beginning on page 8.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes have been eligible for trading on the Private Offerings, Resales and Trading through Automated Linkages, or "PORTAL," Market of the National Association of Securities Dealers, Inc. Notes sold pursuant to this prospectus are not expected to remain eligible for trading on the PORTAL Market. The notes will not be listed on any securities exchange or on the Nasdaq National Market.

The date of this prospectus is            , 2004

TABLE OF CONTENTS

Prospectus Summary	1
Selected Consolidated Financial Data	6
Ratio of Earnings to Fixed Charges	7
Risk Factors	8
Forward-Looking Statements	15
Use of Proceeds	16
Price Range of Common Stock and Dividend Policy	16
Description of Notes	17
Description of Capital Stock	34
Material United States Federal Income Tax Considerations	36
Selling Securityholders	44
Plan of Distribution	46
Legal Matters	47
Experts	47
Where You Can Find More Information	47
Incorporation by Reference	48

        You should rely only on the information contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date hereof, regardless of the time of the delivery of this prospectus or any sale of these securities.

PROSPECTUS SUMMARY

        The following summary is qualified by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

Our Company

        We are a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. Our core competencies are in the areas of monoclonal antibodies and vaccines.

        We were founded in 1988 and are headquartered in Gaithersburg, Maryland. We established an oncology subsidiary (MedImmune Oncology, Inc.) following the acquisition of U.S. Bioscience, Inc. in November 1999. In January 2002, we acquired Aviron, a California-based vaccines company for $1.6 billion, which became our vaccines subsidiary (MedImmune Vaccines, Inc.). In July 2002, we also created a venture capital subsidiary (MedImmune Ventures, Inc.).

        We market Synagis (palivizumab), FluMist (influenza virus vaccine live, intranasal), Ethyol (amifostine) and CytoGam (cytomegalovirus immune globulin intravenous (human)). Synagis is an antibody that provides the immune system with an increased ability to prevent infection with respiratory syncytial virus ("RSV"), the leading cause of lower respiratory tract infections and pneumonia in infants and children worldwide. FluMist is an influenza vaccine delivered as a nasal mist, indicated for healthy people 5-49 years of age. Ethyol is a product that reduces the unwanted impact of certain side effects of chemotherapy and radiation therapy when used to treat certain types of cancer. CytoGam is a blood plasma product that provides the immune system with an increased ability to prevent infection with cytomegalovirus ("CMV"), a herpes virus that contributes significantly to morbidity and mortality in organ transplant patients. We market these products through our own U.S.-based specialty sales and marketing organization. To support these efforts, we have also entered into co-promotion agreements with other companies to market our products in certain geographical regions, including the United States.

        In addition, we receive de minimis sales revenue from RespiGam (respiratory syncytial virus immune globulin intravenous (human)) and NeuTrexin (trimetrexate glucuronate for injection). RespiGam is a blood plasma product that has also been used to prevent RSV, but has been primarily replaced in the marketplace by Synagis. NeuTrexin is a product that has been approved as an alternative therapy for the treatment of a certain pneumonia in immunocompromised patients, such as AIDS patients. NeuTrexin use has steadily declined in recent years due to improvements in drugs to treat AIDS.

        We have clinical, research and development staff in the U.S. through which we are developing a pipeline of product candidates for potential commercialization. In addition to our internal efforts, we have established clinical, research and development collaborations with other companies and organizations for the development of potential products.

        We operate five commercial manufacturing facilities in the U.S. and Europe. These include a biologics facility in Frederick, Maryland; a fill and finish facility for Ethyol and NeuTrexin in Nijmegen, the Netherlands; a pilot manufacturing facility in Gaithersburg, Maryland; a FluMist fill and finish plant in Philadelphia, Pennsylvania; and a FluMist bulk supply facility in Speke, England. Our principal executive offices are located at 35 West Watkins Mill Road, Gaithersburg, Maryland 20878, and our telephone number is (301) 417-0770. Our website is located at www.MedImmune.com. Information in our website is not a part of this prospectus.

        As used in this prospectus, the words "we," "us," "our" and "MedImmune" refer to MedImmune, Inc., a Delaware corporation, and in certain cases, its subsidiaries.

THE NOTES

        We issued and sold $500 million aggregate principal amount of the notes on July 15, 2003, in a private offering to Merrill Lynch & Co. and UBS Investment Bank (the "Initial Purchasers"). We were advised by the Initial Purchasers that the notes were resold in transactions which were exempt from registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act).

        The following is a brief summary of the terms of the notes. For a more complete description of the notes, see section entitled "Description of Notes" in this prospectus.

Notes	$500 million aggregate principal amount of 1% Convertible Senior Notes due 2023.
Maturity	July 15, 2023, unless earlier redeemed, repurchased or converted.
Interest	We will pay interest on the notes semiannually in arrears at an annual rate of 1%. The interest payment dates for the notes are January 15 and July 15 of each year, commencing January 15, 2004.
Contingent Interest
Beginning with the six-month interest period commencing July 15, 2006, we will pay contingent interest during any six-month interest period if the average trading price, as defined herein, of a note for the five trading days ending on and including the third trading day immediately preceding the first day of such six-month interest period equals or exceeds 120% of the principal amount of such note. The contingent interest payable per $1,000 principal amount of a note in respect of any six-month interest period in which contingent interest is payable will be equal to 0.175% per six-month period of the average trading price per $1,000 principal amount of such note for the applicable five trading day reference period ending on and including the third trading day immediately preceding the first day of such six-month interest period.
For more information about contingent interest, see "Description of Notes—Contingent interest."
Ranking	The notes are our senior, unsecured obligations. Your right to payment under the notes is:
• effectively subordinated to the rights of our secured creditors, if any, to the extent of their security interests in our assets;
• equal with the rights of our creditors under our other unsecured, unsubordinated debt;
• senior to the rights of our creditors under any indebtedness we may issue in the future that is expressly subordinated to the notes; and

	•	effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

At December 31, 2003, our consolidated subsidiaries had approximately $174.1 million of outstanding indebtedness, excluding indebtedness and other liabilities owed to us or to other subsidiaries. In addition, as of such date, we had approximately $8.0 million of secured indebtedness that would effectively rank senior to the notes. In February 2004, we elected to redeem $168 million, the entire remaining principal amount, of our subsidiary's convertible subordinated notes during the first quarter of 2004. See "Risk Factors—Risks related to the notes—The notes are effectively subordinated to our secured debt and to all debt and other liabilities of our subsidiaries."
Conversion Rights	Holders may convert their notes into shares of our common stock only under the following circumstances and to the following extent:
•
holders may convert their notes, in whole or in part, during any calendar quarter (beginning with the quarter ended December 31, 2003) if, as of the last trading day of the preceding calendar quarter, the last reported sale price of our common stock on at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of such immediately preceding calendar quarter exceeds 120% of the applicable conversion price on the last trading day of such immediately preceding calendar quarter;
	•	holders may convert their notes, in whole or in part, if the trading price of the notes is below a particular level for five consecutive trading days under certain circumstances;
	•	holders may convert any of their notes (and only those notes) that have been called for redemption; or
•
holders may convert their notes, in whole or in part, upon the occurrence of specified corporate transactions described under "Description of Notes—Conversion rights—Conversion upon specified corporate transactions."

Holders may convert their notes into shares of our common stock at an initial conversion rate of 14.6671 shares of our common stock per $1,000 principal amount of notes. This represents an initial conversion price of approximately $68.18 per share of our common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons. See "Description of Notes—Conversion rights."

Optional Redemption
On or after July 15, 2006, we may, at our option, redeem for cash all or part of the notes, at any time and from time to time for a price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the redemption date. See "Description of Notes—Redemption of notes at our option."
Purchase of notes by us at the option of the holder
You have the right to require us to purchase all or a portion of your notes for cash on July 15, 2006, July 15, 2009, July 15, 2013, and July 15, 2019 (each, a "purchase date"). In each case, the purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the purchase date. See "Description of Notes—Purchase of notes by us at the option of the holder."
Purchase of notes by us at the option of the holder upon change in control
If we undergo a change in control (as defined in this prospectus) prior to July 15, 2006, you will have the right, at your option, to require us to purchase all or any portion of your notes for cash. The change in control purchase price will be equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to, but excluding, the change in control purchase date. See "Description of Notes—Change in control permits purchase of notes by us at the option of the holder."

U.S. federal income tax considerations
We and each holder of the notes agree in the indenture to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes. As a holder of notes, you agree to accrue original issue discount on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to those of the notes, subject to a minimum yield equal to the applicable federal rate (based on the overall maturity of the notes)—4.13%, compounded semiannually—even though the notes will have a significantly lower stated yield to maturity. You may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the notes. In the case of a conversion, this gain will be measured by the fair market value of the stock received. A summary of the U.S. federal income tax consequences of ownership of the notes and our common stock is described in this prospectus under the heading "Material United States Federal Income Tax Considerations." Owners of the notes should consult their tax advisors as to the U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and disposing of the notes and our common stock.
Use of Proceeds	We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus.
Trading	The notes will not be listed on any securities exchange or the Nasdaq National Market. Our common stock is listed on the Nasdaq National Market under the symbol "MEDI."

Risk Factors

        In analyzing an investment in the notes or the common stock into which the notes are convertible offered by this prospectus, prospective investors should carefully consider, along with the other matters referred to and incorporated by reference in this prospectus, the information set forth under "Risk Factors."

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data set forth below for each of the years ended December 31, 1999 through 2003 have been derived from our audited consolidated financial statements. Our consolidated financial statements as of December 31, 2002 and 2003 and for the three years in the period ended December 31, 2003 and PricewaterhouseCoopers LLP's audit report with respect thereto have been incorporated by reference into this prospectus. You should read this table in conjunction with our audited consolidated financial statements and related notes and "Management's discussion and analysis of financial condition and results of operations" incorporated by reference in this prospectus.

	Fiscal year end December 31,
Statement of Operations Data
	1999(1)(3)	2000(3)	2001(3)	2002(2)(3)	2003
	(in thousands, except per share data)
Total revenues	$384,361	$541,955	$620,664	$852,684	$1,054,334
Gross profit	267,608	369,943	442,807	589,065	702,798
Earnings (loss) before cumulative effect of a change in accounting principle	93,371	144,977	148,960	(1,098,015)	183,204
Net earnings (loss)	93,371	111,156	148,960	(1,098,015)	183,204
Basic earnings (loss) per share
Earnings (loss) before cumulative effect of a change in accounting principle	0.49	0.69	0.70	(4.40)	0.73
Net earnings (loss)	0.49	0.53	0.70	(4.40)	0.73
Diluted earnings (loss) per share
Earnings (loss) before cumulative effect of a change in accounting principle	0.44	0.66	0.68	(4.40)	0.72
Net earnings (loss)	0.44	0.50	0.68	(4.40)	0.72
Balance Sheet Data	As of December 31, 2003
Cash and marketable securities	$1,900,149
Total assets	2,794,670
Total liabilities	1,095,452
Shareholders' equity	1,699,218

(1)
Includes deferred income tax benefit of $40,973.

(2)
Includes a charge for acquired in-process research and development, in connection with the Company's acquisition of MedImmune Vaccines, Inc. on January 10, 2002, and the results of operations of MedImmune Vaccines from the acquisition date.

(3)
Certain prior year amounts have been reclassified to conform to the current year presentation.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our ratio of earnings to fixed charges for the years ended December 31, 1999 through 2003:

	1999		2000		2001		2002		2003
Deficiency of earnings to fixed charges (in thousands)	—		—		—		$(1,050,461	)(1)	—
Ratio of earnings to fixed charges	16	x	112	x	174	x	—		18	x

(1)
Reflects the charge of approximately $1,179.3 million of required in-process research and development expense and other charges in connection with the acquisition of MedImmune Vaccines, Inc. on January 10, 2002. See Note 3 to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus.

        Earnings represent our income from continuing operations before taxes that have been adjusted to exclude the effect of any fixed charges that reduced such earnings.

        Fixed charges include interest expense, amortization of bond premium, whether or not classified as such in the earnings statement, as well as the portion of rental expense that is estimated to represent the interest portion (approximately 33%). Interest expense includes interest on our then outstanding loans plus the amortization of deferred financing costs on such loans.

RISK FACTORS

        You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the market price of the notes offered by this prospectus and the trading price of our common stock.

        Keep these risk factors in mind when you read forward-looking statements contained in this prospectus and the documents incorporated by reference herein. These statements relate to our expectations about future events and time periods. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue" or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

RISKS RELATED TO OUR BUSINESS

Our revenues are largely dependent on sales of Synagis.

        Sales of Synagis accounted for approximately 86% of our total product sales in 2003 and our revenues will continue to be largely dependent on sales of Synagis for the foreseeable future. Any perceived or actual event or series of events that have an effect on sales of Synagis will have a detrimental impact on us. Events which would affect sales of Synagis include, but are not limited to, any product liability claims (whether supported or not), any manufacturing or supply delays, any sudden loss of inventory, any inability to satisfy product demand, any unsuccessful sales or marketing strategies and any change in the reimbursement rate for Synagis by private or public insurance carriers or programs. In addition, Synagis is a biological product regulated and approved for marketing in the U.S. by the FDA and any adverse change in the marketing approval or label for Synagis required by the FDA will have a detrimental impact on us. We have also created an exclusive network for distribution of Synagis, which will have the effect of preventing certain entities from obtaining Synagis and may have the effect of changing the reimbursement rate for Synagis by private or public insurance carriers or programs, any of which could result in reduced sales.

        The seasonal nature of a significant portion of our business causes significant fluctuations in quarterly operating results.

        Sales of three of our products, Synagis, FluMist and RespiGam, are seasonal in nature. Synagis and RespiGam sales occur primarily in the first and fourth quarters of the calendar year and FluMist sales occur primarily in the fourth quarter of the calendar year. This high concentration of product sales in a portion of the year causes quarter-to-quarter operating results to vary widely and would exaggerate the adverse consequences on our revenues of any manufacturing or supply delays, any sudden loss of inventory, any inability to satisfy product demand, the inability to estimate the impact of returns and rebates, or of any unsuccessful sales or marketing strategies during the applicable sales season. Furthermore, our current product base would limit our ability to offset in the second and third quarters any lower-than-expected sales of Synagis during the first and fourth quarters.

We may not be able to successfully commercialize FluMist.

        There can be no assurance that FluMist will achieve commercial success. There are a number of factors which make the commercialization of FluMist difficult. These factors include, but are not limited to, significant competition in the marketplace by other influenza virus vaccines, the higher cost of manufacturing FluMist relative to competing vaccines, perceived or actual risks related to the use of a live virus vaccine, lack of acceptance by the targeted patient population of the need for vaccination against influenza, lack of reimbursement coverage by private or public insurance carriers or programs, lack of product accessibility by potential consumers, an inability to develop alternative channels for sales, such as pharmacies, due to state or federal regulations or for other reasons and difficult storage requirements for the transport and storage of the product. Furthermore, commercialization is dependent upon successful manufacturing of the product, which may be adversely affected if we are unable to perform the complex annual update of the FluMist formulation for new influenza strains, if there are problems or difficulties in the complex manufacturing process or if there is a sudden loss of inventory. There can also be no assurance that we could successfully manufacture a quadravalent vaccine, should such a vaccine ever be required. Our FluMist product sales revenues are dependent to a large extent on the price at which doses are sold (which is set by Wyeth) and the number of returned doses (which is governed by Wyeth's return goods policy). Since these values are not within our control, there can be no assurance that our cost of goods will not exceed our revenues for this product. If we are unable to successfully commercialize FluMist, the anticipated benefits of our acquisition of Aviron may not be realized, and our results of operations would be negatively impacted by impairment charges for the write-down of manufacturing and intangible assets related to FluMist.

We may not be able to bring our product candidates to market.

        Research and development activities are costly and may not be successful, and there can be no assurance that any of our product candidates will be approved for marketing by the FDA or the equivalent regulatory agency of any other country. A significant portion of our annual operating budget is spent on research, development and clinical activities. Currently, numerous products are being developed that may never reach clinical trials, achieve success in the clinic, be submitted to the appropriate regulatory authorities for approval, or be approved for marketing or manufacturing by the appropriate regulatory authorities. There can also be no assurance that we will be able to generate additional product candidates for our pipeline, either through internal research and development, or through the in-licensing of products or technology. Even if a product candidate is approved for marketing by the applicable regulatory agency, there can be no assurance that we will be able to successfully manufacture the product on a commercial scale or effectively commercialize the product.

A significant portion of our business is dependent on third parties.

        We license a significant portion of the technology necessary for our business from third parties and we rely on third parties for a significant portion of the clinical development, supply of components, manufacturing, distribution and promotion of our products. The actions of these third parties are outside of our control and the failure of these third parties to act in accordance with their obligations to us would have a material adverse effect on our business. Even if we are legally entitled to damages for a failure of a third party to fulfill its obligations to us, there can be no assurance that such damages will adequately compensate us for indirect or consequential losses such as the damage to a product brand or our reputation. If a third party does not fulfill its obligations to us, we may have to incur substantial additional costs, which could have a material adverse effect on our business.

        Defending product liability claims could be costly and divert focus from our business operations and product recalls may be necessary.

        Our products contain biologically active agents that can have the effect of altering the physiology of the person using the product. Accordingly, as a developer, tester, manufacturer, marketer and seller of biological products, we may be subject to product liability claims that may be costly to defend regardless of whether the claims have merit. If a claim were to be successful, there is no guarantee that the amount of the claim would not exceed the limit of our insurance coverage. Further, a successful claim could reduce revenues related to the product, result in the FDA taking regulatory action (including suspension of product sales for an indefinite period) or result in significant negative publicity for us or damage to the product brand. Any of these occurrences could have a material adverse effect on our business and could result in a clinical trial interruption or cancellation. Additionally, product recalls may be necessary either in connection with product liability claims or for other reasons. Any such recall would adversely affect sales of that product.

We may not be able to meet the market demand for our products.

        We generally do not have or contract for redundant supply, production, packaging or other resources to manufacture our products. As a result, we are at risk for business interruption if there is any disruption in the manufacturing chain. Difficulties or delays in our or our contractors' manufacturing of existing or new products could increase our costs, cause us to lose revenue or market share and damage our reputation. In addition, because our various manufacturing processes and those of our contractors are highly complex and are subject to a lengthy FDA approval process, alternative qualified production capacity may not be available on a timely basis or at all.

We may lose product due to difficulties in the manufacturing process.

        Our manufacturing operations expose us to a variety of significant risks, including: product defects; contamination of product or product loss; environmental problems resulting from our production process; sudden loss of inventory and the inability to manufacture products at a cost that is competitive with third-party manufacturing operations. Furthermore, we have not produced FluMist for commercial use for a sustained period and may encounter additional unforeseeable risks as we develop additional commercial manufacturing experience with this product. In addition, our facilities in the United Kingdom are unionized and may be subject to manufacturing interruptions due to labor action.

Contamination of our raw materials could adversely affect us.

        As with other biotechnology companies, the manufacture of our products requires raw materials obtained from a variety of sources, including, but not limited to, animal products or by-products. If these raw materials contain contaminants that are not removed by our approved purification processes, it could result in a material adverse effect on our product sales, financial condition and results of operations and might negatively impact our ability to manufacture those products for an indefinite period of time, regardless of whether such contamination has any proven effect on the safety or efficacy of the product.

        Reimbursement by government and third-party payers is critical for the success of our products.

        The cost to individual consumers for purchase of our products can be significant. Accordingly, sales of our products are dependent to a large extent on the insurance reimbursement available for our products. Actions by government and third-party payers to contain or reduce the costs of health care by limiting reimbursement, increasing procedural hurdles to obtain reimbursement or by other means may have a material adverse effect on sales of our products. In addition, there have been numerous proposals in the U.S., both at the state and federal level, as well as in other countries that would, if adopted, affect the reimbursement of our products and have a material adverse effect on our business.

        We rely upon a limited number of pharmaceutical wholesalers and distributors, which could impact our ability to sell our products.

        We rely largely upon specialty pharmaceutical distributors and wholesalers to deliver our currently marketed products to the end users, including physicians, hospitals, and pharmacies. There can be no assurance that these distributors and wholesalers will adequately fulfill the market demand for our products, nor can there be any guarantee that these service providers will remain solvent. Given the high concentration of sales to certain pharmaceutical distributors and wholesalers, we could experience a significant loss if one of our top customers were to declare bankruptcy or otherwise become unable to pay its obligations to us.

        Obtaining and maintaining regulatory approvals to develop, manufacture and market our products is costly and time consuming.

        The development, manufacturing and marketing of all of our products are subject to regulatory approval by the FDA in the U.S., as well as similar authorities in other countries. The approval process for each product is lengthy and subject to numerous delays, which are generally not in our control. There can be no assurance that any product candidate will be approved for marketing and, if approved, such approval may be limited in scope in such a manner that would harm the product's potential for market success. Even after a product is approved for marketing, it is still subject to continuing regulation. For example, if adverse event information about a product becomes available, we may be required by applicable authorities to recall the product or notify health care providers of additional risks associated with use of the product. In addition, even if we have complied with all applicable laws and regulations, the applicable regulatory authorities have the authority to and may revoke or limit approvals or licenses without consulting us or obtaining our consent. If we fail to comply with applicable requirements, we may be subject to: fines; seizure of products; total or partial suspension of production; refusal by the applicable authority to approve product license applications; restrictions on our ability to enter into supply contracts; and criminal prosecution. If we are unable to obtain approvals on a timely basis or at all, if the scope of approval is more limited than we expect or if we are unable to maintain approvals, our ability to successfully market products and to generate revenues will be impaired.

Patent protection for our products may be inadequate or costly to enforce.

        We may not be able to obtain effective patent protection for our products in development. There are extensive patent filings in the biotechnology industry and the patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions. There can be no assurance that our patent applications will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology. Litigation may be necessary to enforce our intellectual property rights. Any such litigation will involve substantial cost and significant diversion of our resources and there can be no assurance that any of our litigation matters will result in an outcome that is beneficial to us.

        If we fail to obtain and maintain any required intellectual property licenses from third parties, our product development and marketing efforts will be limited.

        Patents have been and will be issued to third parties, and patent applications have been filed by third parties, that claim one or more inventions used in the development, manufacture or use of our products or product candidates. These patents (including any patents issuing from pending patent applications), if valid and enforceable, would preclude our ability to manufacture, use or sell these products unless we obtain a license from the applicable third party. These third parties are not generally required to provide us with a license and, as such, obtaining any such licenses may not be possible or could be costly and impose significant royalty burdens on us. There can be no assurance that a license will be available on terms acceptable us or at all, which could have a material adverse effect on our business. In addition, there can be no assurance that we will be able to obtain an exclusive license to any such patent, and as a result, the third parties or their sublicencees may be able to produce products that compete with those of us. Litigation may be necessary to challenge the intellectual property rights of third parties and would involve significant cost and significant diversion of management's time and resources. There can be no assurance that any such litigation will result in an outcome that is beneficial to us.

Technological developments by competitors may render our products obsolete.

        If competitors were to develop superior products or technologies, our products or technologies could be rendered noncompetitive or obsolete. Developments in the biotechnology and pharmaceutical industries are expected to continue at a rapid pace. Success depends upon achieving and maintaining a competitive position in the development of products and technologies. Competition from other biotechnology and pharmaceutical companies can be intense. Many competitors have substantially greater research and development capabilities, marketing, financial and managerial resources and experience in the industry. If a competitor develops a better product or technology, our products or technologies could be rendered obsolete, resulting in decreased product sales and a material adverse effect to our business. For example, the master virus donor strain used to create FluMist is not protected by patents and is, instead, protected by trade secrets associated with the technology of creating cold-adapted, temperature sensitive live influenza virus vaccines. There can be no assurance that a competitor will not create a competing influenza virus vaccine based upon similar technologies. Even if a competitor creates a product that is not technologically superior, our products may not be able to compete with such products, decreasing our sales.

        We are subject to numerous complex laws and regulations and compliance with these laws and regulations is costly and time consuming.

        U.S. federal government entities, most significantly the FDA, the U.S. Securities and Exchange Commission, the Internal Revenue Service, the Occupational Safety & Health Administration, the Centers for Medicare and Medicaid Services and the U.S. Department of Veteran's Affairs, as well as regulatory authorities in each state and other countries, have each been empowered to administer certain laws and regulations applicable to us. Many of the laws and regulations administered by these agencies are complex and compliance requires substantial time, effort and consultation with outside advisors by us. Because of this complexity, there can be no assurance that our efforts will be sufficient to ensure compliance or to ensure that it is in technical compliance with all such laws and regulations at any given time. In addition, we are subject to audit, investigation and litigation by each of these entities to ensure compliance, each of which can also be time consuming, costly, divert the attention of senior management and have a significant impact on our business, even if we are found to have been in compliance or the extent of our non-compliance is deemed immaterial. If we are found to not be in compliance with any of these laws and regulations, we, and in some cases our officers, may be subject to fines, penalties, criminal sanctions and other liability, any of which could have a material adverse effect on our business.

        We may not be able to hire or retain highly qualified personnel or maintain key relationships.

        The success of our business depends, in large part, on our continued ability to attract and retain highly qualified scientific, manufacturing and sales and marketing personnel, as well as senior management such as Mr. David M. Mott, our Chief Executive Officer, President and Vice Chairman and Dr. James F. Young, our President, Research and Development. In addition, we rely on our ability to develop and maintain important relationships with leading research institutions and key distributors. Competition for these types of personnel and relationships is intense among pharmaceutical, biopharmaceutical and biotechnology companies, and an inability to attract or retain such employees and relationships could have a material effect on our business. We do not maintain or intend to purchase "key man" life insurance on any of our personnel and, accordingly, our business may be subject to disruption upon the sudden or unexpected loss of a key employee.

If we fail to manage our growth properly, our business will suffer.

        We have expanded significantly in recent years due to both acquisition and internal growth. To accommodate our rapid growth and compete effectively, we will need to continue to improve our management, operational and financial information systems and controls, generate more revenue to cover a higher level of operating expenses, continue to attract and retain new employees, accurately anticipate demand for products manufactured and maintain adequate manufacturing capacity. This rapid growth and increased scope of operations present risks not previously encountered and could result in substantial unanticipated costs and time delays in product manufacture and development, which could materially and adversely affect our business.

        Changes in foreign currency exchange rates or interest rates could result in losses.

        We have entered into a supplemental manufacturing contract denominated in Euros. Fluctuations in the Euro—U.S. Dollar exchange rate would lead to changes in the U.S. Dollar cost of manufacturing. To reduce the risk of unpredictable changes in these costs, we may, from time to time, enter into forward foreign exchange contracts. However, due to the variability of timing and amount of payments under this contract, the forward foreign exchange contracts may not mitigate the potential adverse impact on our financial results. In addition, expenditures relating to our manufacturing operations in the United Kingdom and the Netherlands are paid in local currency. We have not hedged our expenditures relating to these manufacturing operations, and therefore foreign currency exchange rate fluctuations may result in increases or decreases in the amount of expenditures recorded. Additionally, certain of our distribution agreements outside the U.S. provide for us to be paid based upon sales in local currency. As a result, changes in foreign currency exchange rates could adversely affect the amount we expect to collect under these agreements.

RISKS RELATED TO THE NOTES

        The notes are effectively subordinated to our secured debt and to all debt and other liabilities of our subsidiaries

        The notes are effectively subordinated to any secured debt we may have and to all debt and other liabilities of our subsidiaries, including trade payables. As of December 31, 2003, we had approximately $8.0 million of secured indebtedness that would effectively rank senior to the notes. In addition, as of December 31, 2003, our subsidiaries had approximately $174.1 million of indebtedness that would effectively rank senior to the notes. In February 2004, we elected to redeem $168 million, the entire remaining principal amount, of our subsidiary's convertible subordinated notes during the first quarter of 2004. The indenture governing the notes does not restrict the incurrence of indebtedness, including additional secured debt, by us or our subsidiaries nor does it restrict the incurrence of liens by us or our subsidiaries. None of our subsidiaries will guarantee or otherwise become obligated with respect to the notes.

        We may not have the ability to raise the funds to repurchase the notes on any repurchase date or to finance any change in control offer required by the indenture.

        On July 15 of each of 2006, 2009, 2013 and 2019, holders may require us to purchase all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest and contingent interest, if any, to such date. In addition, if a change in control occurs (as defined in the indenture), each holder of the notes may require us to purchase all or a portion of the holder's notes. We cannot assure you that we will have sufficient funds available for any required purchases of the notes. The terms of any agreements related to borrowing which we may enter from time to time may prohibit or limit or make our purchase of notes an event of default under certain circumstances. If we fail to purchase the notes when required, we will be in default under the indenture governing the notes. See "Description of Notes—Purchase of notes by us at the option of holder" and "Description of Notes—Holders may require us to purchase their notes upon a change in control."

        We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the notes does not:

  •
  require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity and, therefore, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

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  limit our ability or the ability of any of our subsidiaries to incur additional indebtedness, including indebtedness that is equal in right of payment to the notes;

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  restrict our ability to pledge our assets or those of our subsidiaries; or

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  restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes or make investments.

        Therefore, you should not consider covenants contained in the indenture as a significant factor in evaluating whether we will be able to comply with our obligations under the notes.

        Fluctuations in our common stock price over time could cause stockholders to lose investment value.

        The market price of our common stock has fluctuated significantly over time, and it is likely that the price will fluctuate in the future. During 2003, the daily closing price of our common stock on the Nasdaq stock market ranged from a high of $40.30 to a low of $23.30. Investors and analysts have been, and will continue to be, interested in our reported earnings, as well as how we perform compared to their expectations. Announcements by us or others regarding operating results, existing and future collaborations, results of clinical trials, scientific discoveries, commercial products, patents or proprietary rights or regulatory actions may have a significant effect on the market price of our common stock. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many biotechnology companies and that have often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

        You should consider the U.S. federal income tax consequences of owning the notes.

        We intend to treat the notes as being subject to the regulations governing contingent payment debt instruments (the "CPDI regulations") for U.S. federal income tax purposes and each holder agrees in the indenture to be bound to such treatment. As a result of such treatment, a holder may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received that year. Additionally, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the notes. The application of the CPDI regulations to instruments such as the notes is uncertain in several significant respects, and, as a result, no assurance can be given that the Internal Revenue Service or a court will agree with the treatment described herein. No ruling will be obtained from the Internal Revenue Service concerning the application of the CPDI regulations to the notes. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the notes and might have an adjusted tax basis in the notes or our common stock acquired upon conversion of a note materially different than discussed herein. Please read "Material United States Federal Income Tax Considerations" in this prospectus.

FORWARD-LOOKING STATEMENTS

        The statements in this prospectus that are not descriptions of historical facts may be forward-looking statements. Those statements involve substantial risks and uncertainties. You can identify those statements by the fact that they contain words such as "anticipate," "believe," "estimate," "expect," "intend," "project" or other terms of similar meaning. Those statements reflect management's current beliefs, but are based on numerous assumptions, which we cannot control and that may not develop as we expect. Consequently, actual results may differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to differ materially are the risks, uncertainties and other matters discussed above under "Risk Factors" and elsewhere in this prospectus and in our periodic reports filed with the U.S. Securities and Exchange Commission. We caution you that RSV disease and influenza occur primarily during the winter months; we believe our operating results will reflect that seasonality for the foreseeable future. We are also developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. Unless otherwise indicated, the information in this prospectus is as of the respective dates specified. This prospectus will not be updated as a result of new information or future events.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock trades on the Nasdaq National Market under the symbol "MEDI." The following table shows the range of high and low prices for the common stock for the periods indicated.

	Price range
	High	Low
2002
First Quarter	$48.35	$37.30
Second Quarter	41.05	24.80
Third Quarter	30.43	20.37
Fourth Quarter	29.24	20.45
2003
First Quarter	$34.60	$26.80
Second Quarter	42.09	31.52
Third Quarter	40.88	31.69
Fourth Quarter	35.00	22.79
2004
First Quarter (through March 10, 2004)	$25.99	$21.40

        We have never declared or paid any cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any earnings to fund future growth, product development and operations.

DESCRIPTION OF NOTES

        The notes were issued under an indenture dated as of July 15, 2003 between us and The Bank of New York, as trustee. The following statements are subject to the detailed provisions of, and are qualified in their entirety by reference to, the indenture, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. We will provide copies of the indenture to you upon request, and the indenture is also available for inspection at the office of the trustee. For purposes of this summary, the terms "MedImmune", "we", "us," "our" and "our Company" refer only to MedImmune, Inc. and not to any of our subsidiaries. In addition, for the purposes of this summary, the terms "you" and "your" refer to any holder of the notes.

General

        The notes are our senior unsecured obligations and are limited to $500,000,000 aggregate principal amount. The notes will pay cash interest at a rate of 1.00% per year from July 15, 2003 or the most recent interest payment date to which interest has been paid or duly provided, payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2004. In addition, we will pay contingent interest and liquidated damages on the notes under the circumstances described below under "—Contingent interest" and "—Registration rights; Liquidated damages." The notes will mature on July 15, 2023.

        You have the option, subject to certain conditions described below, to convert your notes into shares of our common stock at an initial conversion rate of 14.6671 shares per $1,000 principal amount (which represents a conversion price of approximately $68.18 per share). The conversion rate is subject to adjustment from time to time if certain events described below occur. Holders may present for conversion any notes that have become eligible for conversion at the office of the conversion agent, and may present notes for registration of transfer at the office of the trustee.

        The notes are effectively subordinated to all of our secured indebtedness and to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. There are no restrictions in the indenture upon the creation of any indebtedness or the incurrence of liens by us or any of our subsidiaries. As of December 31, 2003, we had approximately $8.0 million of secured indebtedness outstanding and our subsidiaries had approximately $174.1 million of indebtedness to which the notes are effectively subordinated. In February 2004, we elected to redeem $168 million, the entire remaining principal amount, of our subsidiary's convertible subordinated notes during the first quarter of 2004.

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

        The notes were issued without coupons in denominations of $1,000 and integral multiples thereof. Interest is paid to the person in whose name a note is registered at the close of business on January 1 or July 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

        The notes are payable at the office of the paying agent, which initially will be an office or agency of the trustee, or another office or agency maintained by us for such purpose. Payments in respect of the notes may, at our option, be made by wire transfer or by check mailed to the holders of record as shown on the register for the notes. The notes are convertible at the office of the conversion agent, which initially is the trustee.

Conversion rights

  General

        Holders may surrender notes for conversion into shares of our common stock at a conversion rate of 14.6671 common shares per note if any of the following conditions are satisfied:

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  during any calendar quarter (beginning with the quarter ended December 31, 2003), if, as of the last trading day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the applicable conversion price per share of common stock on the last trading day of the preceding calendar quarter;

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  if we have called the notes for redemption;

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  upon the occurrence of specified corporate transactions; or

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  during the five-business day period following the ten business days after any nine-consecutive trading day period in which the trading price for a note for each day of the period was less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares of common stock into which that note is convertible for that period; however, you may not convert your notes in reliance on that condition after July 15, 2019 if on any trading day during such note measurement period the closing sale price of shares of our common stock was between the then current conversion price of the notes and 120% of the then current conversion price of the notes.

  •
  We describe each of these conditions in greater detail below.

  Conversion upon satisfaction of common stock market price condition

        Holders may surrender notes for conversion into shares of our common stock in any calendar quarter (beginning with the quarter ended December 31, 2003), if, as of the last trading day of the preceding calendar quarter, the closing sale price of our common stock for at least 20 trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 120% of the applicable conversion price per share of common stock on the last trading day of the preceding calendar quarter. The conversion price per share as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a note on that day.

        The conversion agent will, on our behalf, determine at the end of each quarter if the notes are convertible and notify us and the trustee.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices on such date) as reported by the Nasdaq National Market or, if the principal market for our common stock is then a national or regional securities exchange, as reported in composite transactions for the principal United States securities exchange on which our common stock is then traded. In the absence of such quotation or reporting, we will determine the closing sale price on the basis of such quotations or reporting as we consider appropriate.

        "Trading day" means a day during which trading in securities occurs on the Nasdaq National Market or, if the common stock is not quoted on the Nasdaq National Market, on the principal national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the principal market on which the common stock is then traded.

  Conversion upon notice of redemption

        A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if it is not otherwise convertible at such time.

        If a holder has already delivered a purchase notice or a change in control purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

  Conversion upon specified corporate transactions

        Even if the market price contingency described above under "—Conversion rights—Conversion upon satisfaction of common stock market price condition" has not occurred, if we elect to

  •
  distribute to all holders of common stock certain rights entitling them to purchase, for a period expiring within 60 days, shares of common stock at less than the closing price at the time of the distribution of the rights, or

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  distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the closing price of the common stock on the day preceding the declaration date for such distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder can require us to purchase all or a portion of its notes as described under "—Change in control permits purchase of notes by us at the option of the holder."

  Conversion upon special trading situation

        During the five-business day period following the ten business days after any nine-consecutive trading day period in which the trading price for a note for each day of such period is less than 95% of the product of the closing sale price of our common stock multiplied by the number of shares of common stock into which such note is convertible for that period, then holders may surrender their notes for conversion into our common stock prior to maturity, which we refer to as the "95% trading exception"; however, you may not convert your notes in reliance on this subsection after July 15, 2019 if on any trading day during such note measurement period the closing sale price of shares of our common stock was between the then current conversion price of the notes and 120% of the then current conversion price of the notes.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the conversion agent for $10,000,000 principal amount of the notes at approximately 3:30 pm, New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids cannot reasonably be obtained by the conversion agent, but two such bids are obtained, then the average of the two bids shall be used. If the conversion agent cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes shall be deemed to equal (1) the applicable conversion rate of the notes multiplied by (2) the closing sale price on the Nasdaq National Market or, if the common stock is not quoted on the Nasdaq National Market, on the principal national or regional securities exchange on which the common stock is then listed or, if the common stock is not listed on a national or regional securities exchange, on the principal market on which the common stock is then traded of our common stock on such determination date. The conversion agent shall have no obligation to determine the trading prices of the notes unless requested by us; and we shall have no obligation to make such request unless a holder of notes provides us with reasonable evidence that the trading price of the notes would be less than 95% of the product of the closing sale price of our common stock and the number of shares of common stock into which the notes are convertible; at which time, we shall instruct the conversion agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the closing sale price of our common stock and the number of shares of common stock into which the notes are convertible.

  Conversion rate adjustments and conversion procedures

        The initial conversion rate is 14.6671 shares of common stock per note, subject to adjustment upon the occurrence of certain events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the then-current market value of such fractional share.

        On conversion of a note, a holder will not receive any cash payment representing accrued and unpaid interest, contingent interest, if any, or liquidated damages, if any. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the notes, and to satisfy both our obligation to pay accrued and unpaid interest and contingent interest, if any, and liquidated damages, if any, attributable to the period from the most recent interest payment date through the conversion date and our obligation to pay accrued original issue discount through the conversion date. As a result, accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, and accrued original issue discount through the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited. We will not adjust the conversion rate to account for accrued and unpaid interest, contingent interest, if any, or liquidated damages, if any.

        If a note is converted between a record date for the payment of interest and prior to the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the accrued and unpaid interest and contingent interest, if any, payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding anything to the contrary in this paragraph, any note submitted for conversion need not be accompanied by any payment if (1) we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) we have specified a purchase date following a change in control that is after a record date for an interest payment but on or prior to the corresponding interest payment date or (3) any overdue interest exists at the time of conversion with respect to the notes converted, but only to the extent of the amount of such overdue interest. Accordingly, under those circumstances, a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

        To convert interest in a global note, the holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program. To convert a definitive note, the holder must:

  •
  complete and manually sign the conversion notice on the back of the certificates (or a facsimile thereof);

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  deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

  •
  pay all funds required, if any, relating to interest on the note to be converted to which the holder is not entitled; and

  •
  pay all taxes or duties, if any, as described in this prospectus.

        The applicable "conversion date" for the conversion of any note is the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

        If a holder exercises its right to require us to purchase its notes as described under "—Purchase of notes by us at the option of the holder," such holder may convert its notes as provided above only if it withdraws its applicable purchase notice and converts its notes prior to the close of business on the business day immediately preceding the applicable purchase date.

        If we:

  •
  reclassify our common stock into another class of stock (other than changes resulting from a subdivision or a combination); or

  •
  consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of all of our common stock receive cash, securities or other property (including cash or any combination thereof) with respect to or in exchange for all of their common stock, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction occurs prior to July 15, 2006 and also constitutes a "change in control," as defined below, the holder can require us to repurchase all or a portion of its notes as described under "—Change in control permits purchase of notes by us at the option of the holder."

        As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving common shares upon surrendering Notes for conversion, see "Material United States federal income tax considerations—U.S. Holders—Sale, exchange, conversion or redemption of the notes."

        We will adjust the conversion rate for:

  •
  the payment of dividends or distributions on shares of our common stock payable exclusively in shares of our common stock or our other capital stock;

  •
  cash dividends or distributions to all or substantially all holders of our common stock;

  •
  subdivisions, combinations or certain reclassifications of our common stock;

  •
  distributions to all holders of common stock of certain rights or warrants entitling them to purchase common stock or securities convertible into or exchangeable or exercisable for our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the market price on the record date for the determination of stockholders entitled to receive the rights or warrants; and

  •
  distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities, if these distributions, aggregated on a rolling twelve-month basis, have a per share value exceeding 15% of the market price of our common stock on the trading day immediately preceding the declaration of the distribution. In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the determination of stockholders entitled to receive such distribution, or (b) the market price of our common stock exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the holder would have received if the holder had converted the holder's notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

        If we distribute cash in accordance with the second bullet point above, then the conversion rate will be adjusted so that it equals the rate determined by multiplying the conversion rate in effect on the record date of the cash distribution by a fraction whose numerator is the market price of a share of our common stock on the record date and whose denominator is the same price per share on the record date less the amount of the distribution.

        The "market price" of our common stock means the average of the closing sale prices of the common stock for the 20 consecutive trading days immediately prior to the date of determination, subject to certain adjustments as described in the indenture.

        We will not adjust the conversion rate, however, if holders of notes are to participate in the transaction without conversion, or in certain other cases.

        We may at any time increase the conversion rate by any amount for any period of time, provided, that the period during which the increased rate is in effect is at least 20 days or such longer period as may be required by law and the increased rate is irrevocable during such period. We may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event. We are required to give at least 15 days prior notice of any increase in the conversion rate.

        No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

        Notwithstanding anything in this prospectus to the contrary, no adjustment to the conversion rate will be made in respect to any payment, distribution or other transaction referred to above if we make proper provision so that each holder who thereafter converts notes is entitled to receive, upon that conversion, the same amount and kind of assets or other property that the holder would have received if the holder had converted notes into common stock at the relevant time.

        The conversion rate will not be adjusted:

  •
  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

  •
  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

  •
  upon or with respect to any purchase of shares of our common stock;

  •
  upon exercise of shareholder rights by holders thereof and upon the issuance of securities as a consequence thereof;

  •
  in the event that the shareholder rights detach from the shares of our common stock and become separately tradable;

  •
  for a change in the par value of the common stock; or

  •
  for accrued and unpaid interest, contingent interest, if any, or liquidated damages.

        If we are party to a consolidation, merger or binding share exchange pursuant to which the common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction.

Contingent interest

        We will pay contingent interest to the holders of notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing July 15, 2006, if the average market price of a note for the five trading days ending on and including the third trading day immediately preceding the first day of such six-month period equals 120% or more of the issue price for such note.

        The amount of contingent interest payable per note in respect of any six-month period is equal to 0.175% of such average market price of a note for the five-trading day period referred to above. Contingent interest, if any, accrues and is payable to holders of notes as of the 15th day preceding the last day of the relevant six-month period. Such payments of contingent interest, if any, is paid in the same manner as regular interest payments.

        Upon determination that note holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our web site.

Payment at maturity

        Each holder of $1,000 principal amount of the notes is entitled to receive $1,000, and accrued and unpaid interest, including contingent interest, if any, and liquidated damages, if any, at maturity.

Redemption of notes at our option

        Prior to July 15, 2006, we cannot redeem the notes. The notes will be redeemable at our option, in whole or in part, at any time on or after July 15, 2006, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register at a redemption price, payable in cash, equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to the redemption date.

        If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000, by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

        In the event of any redemption in part, we will not be required to:

  •
  issue, register the transfer of or exchange any note during a period of 15 days before mailing the redemption notice, or

  •
  register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Purchase of notes by us at the option of the holder

        Holders have the right to require us to purchase the notes for cash on July 15, 2006, July 15, 2009, July 15, 2013, and July 15, 2019 (each, a "purchase date"). We will be required to purchase any outstanding notes for which the holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day immediately preceding the purchase date.

        The purchase price of a note will be 100% of the principal amount of such note, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any.

        We will be required to give notice on a date not less than 20 business days prior to the purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes shall be given to the paying agent no later than the close of business on the fifth business day immediately preceding the purchase date and must state:

  •
  the certificate numbers of the holder's notes to be delivered for purchase, if applicable;

  •
  the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the principal amount of the notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn, if applicable; and

  •
  the principal amount, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, we will to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        Our obligation to pay the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will cause the purchase price for the note to be paid promptly following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money sufficient to pay the purchase price of the note on the purchase date in accordance with the terms of the indenture, then, from and after the purchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        We may not purchase any notes at the option of holders if an event of default with respect to the notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.

Change in control permits purchase of notes by us at the option of the holder

        If a change in control (as defined below) occurs at any time prior to July 15, 2006, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase, for cash, all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price for each $1,000 principal amount of such notes equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, to the purchase date. We will be required to purchase the notes no later than 60 business days after notice of a change in control has been mailed as described below. We refer to this date in this prospectus as the "change in control purchase date." If a change in control occurs on or after July 15, 2006, no holder will have a right to require us to purchase any notes, except as described above under "—Purchase of notes by us at the option of the holder."

        Within 30 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

  •
  the events causing a change in control;

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  the date of such change in control;

  •
  the last date on which a holder may exercise the purchase right;

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  the change in control purchase price;

  •
  the change in control purchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate and any adjustments to the conversion rate;

  •
  that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must deliver a change in control purchase notice so as to be received by the paying agent no later than the close of business on the fifth business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

  •
  the certificate numbers of the notes to be delivered by the holder, if applicable;

  •
  the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

  •
  that we are to purchase such notes pursuant to the applicable provisions of the notes.

        If notes are not in certificated form, your purchase notice must comply with the appropriate DTC procedures.

        A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal must state:

  •
  the principal amount of the notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn, if applicable; and

  •
  the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

        If notes are not in certificated form, your change in control purchase notice must comply with the appropriate DTC procedures.

        Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid promptly following the later of the change in control purchase date or the time of delivery of such note.

        If the paying agent holds money sufficient to pay the change in control purchase price of the note on the change in control purchase date in accordance with the terms of the indenture, then, from and after the change in control purchase date, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

        Under the indenture, a "change in control" is deemed to have occurred at such time as:

  •
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than us, our subsidiaries or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect "beneficial owner" (as such term is used in

    Rule 13d-3 under the Exchange Act), of more than 50% of the voting power (directly or indirectly) of our common equity entitled to vote generally in the election of directors;

  •
  the sale, lease or transfer of all or substantially all of our assets and property to any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one of our subsidiaries;

  •
  all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, cash, securities or other property; provided, however, that a transaction where the holders of more than 50% of the total voting power of all our outstanding common voting equity immediately prior to such transaction own, directly or indirectly, more than 50% of the total voting power of all of the outstanding common voting equity of the continuing, successor or transferee entity immediately after such event shall not constitute a change in control;

  •
  continuing directors, as defined below, cease to constitute at least a majority of our board of directors; or

  •
  the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of MedImmune (whether or not otherwise in compliance with the indenture).

        A change in control will not be deemed to have occurred in respect of any of the foregoing, however, if either:

  •
  the last reported sale price of our common stock for any five trading days (whether or not consecutive) within the 10 consecutive trading-day period ending immediately before the later of the date of the change in control or the date of the public announcement thereof equals or exceeds 105% of the conversion price of the notes immediately before the change in control or the public announcement thereof, or

  •
  at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change in control consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a change in control (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities.

        For purposes of the above paragraph the term "capital stock" of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations, or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

        "Continuing director" means a director who either was a member of our board of directors on the date of this prospectus or who becomes a member of our board of directors subsequent to that date and whose appointment or election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on the board of directors of MedImmune at the time of such approval, either by a specific vote or by approval of the proxy statement issued by MedImmune on behalf of the board of directors in which such individual is named as nominee for director.

        In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file Schedule TO or any other required schedule under the Exchange Act.

        The phrase "all or substantially all" will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease or transfer of "all or substantially all" of our assets or an exchange, conversion or acquisition of "all or substantially all" of our common stock has occurred, in which case a holder's ability to require us to purchase their notes upon a change in control may be impaired. In addition, we can give no assurance that we will be able to acquire the notes tendered upon a change in control.

        The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company.

        We could, in the future, enter into certain transactions, including certain capitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our, or our subsidiaries', indebtedness.

        We may not purchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Merger or consolidation, or conveyance, transfer or lease of properties and assets

        The indenture includes a covenant that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

  •
  the resulting, surviving or transferee person expressly assumes, by supplemental indenture, all of our obligations under the notes and the indenture;

  •
  the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

  •
  we or such successor person shall not immediately thereafter be in default under the indenture.

        Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

        The above covenant includes a phrase relating to the sale, assignment, conveyance, transfer or lease of "our properties and assets substantially as an entirety." There is no precise, established definition of this phrase under applicable law. Accordingly, there may be uncertainty as to whether a sale, assignment, conveyance, transfer or lease of less than all our properties and assets is subject to this covenant.

        Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring prior to July 15, 2006 could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described in "—Change in control permits purchase of notes by us at the option of the holder."

Events of default

        The following are events of default for the notes:

  •
  default in the payment of the principal amount, redemption price, purchase price or change in control purchase price with respect to any note when such amount becomes due and payable;

  •
  default in the payment of accrued and unpaid interest, contingent interest, if any, or liquidated damages, if any, with respect to the notes due to a breach of the registration rights agreement as described below under "—Registration rights; Liquidated damages," which default continues for 30 days;

  •
  failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice; or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us.

        If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus any accrued and unpaid interest contingent interest, if any, and liquidated damages, if any, on the notes through the date of such declaration to be immediately due and payable. In the case of certain events of our bankruptcy, insolvency or reorganization, the principal amount of the notes plus any accrued and unpaid interest, contingent interest, if any, and liquidated damages, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Discharge

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any purchase date, or a repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Modifications and waiver

        We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

  •
  reduce the rate or change the time of payment of any interest, contingent interest, or liquidated damages on any note;

  •
  make any note payable in money or securities other than that stated in the note;

  •
  change the stated maturity of any note;

  •
  reduce the principal amount, purchase price, redemption price or change in control purchase price with respect to any note;

  •
  make any change that materially adversely affects the right of a holder to require us to purchase a note;

  •
  change the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture in a manner adverse to holders of the notes.

        Without the consent of any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

  •
  to secure our obligations in respect of the notes;

  •
  to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the indenture under the Trust Indenture Act; or

  •
  to cure any ambiguity or inconsistency in the indenture.

        No supplemental indenture entered into pursuant to the fourth or fifth bullet of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, however, if such supplemental indenture may materially and adversely affect the interests of the holders of the notes.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, any accrued and unpaid interest, any accrued and unpaid contingent interest, if any, or liquidated damages, if any, or a default in the payment of the purchase price, redemption price or change in control purchase price or in our obligation to deliver common shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

No personal liability of directors, officers, employees, incorporators and shareholders

        No director, officer, employee, incorporator or shareholder of ours, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Unclaimed money

        If money deposited with the trustee or paying agent for the payment of principal, interest, contingent interest or liquidated damages remains unclaimed for two years, the trustee and paying agent shall notify us and shall pay the money back to us at our written request. Thereafter, holders of notes entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest, contingent interest or liquidated damages or principal on the notes.

Reports to trustee

        We have agreed to regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Calculations in respect of the notes

        We or our agents are responsible for making all calculations called for under the indenture. These calculations include, but are not limited to, determination of the market price of the notes and our common stock, and amounts of contingent interest payments, if any, and liquidated damages, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Trustee, paying agent, conversion agent, bid solicitation agent and transfer agent

        The trustee under the indenture is The Bank of New York. The trustee is also the paying agent, conversion agent and bid solicitation agent. The transfer agent for our common stock is American Stock Transfer and Trust Company, New York, New York.

Listing and trading

        We do not intend to apply for listing of the notes on any securities exchange. The notes have been eligible for trading on the PORTAL Market. Notes sold pursuant to this prospectus are not expected to remain eligible for trading on the PORTAL Market. Our common stock is quoted on the Nasdaq National Market under the symbol "MEDI."

Form, denomination and registration of notes

        The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of global securities. See "—Global securities" for more information.

        The trustee is not required:

  •
  to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased,

  •
  to register the transfer of or exchange any note so selected for redemption in whole or in part, except, in the case of a partial redemption, that portion of any of the notes not being redeemed, or

  •
  to register the transfer of or exchange of any note in respect of which a purchase notice or change in control purchase notice has been given and not withdrawn, except the portion of the note not to be purchased of any note being purchased in part.

        See "—Global securities," "—Certificated securities" and "Notice to investors" for a description of additional transfer restrictions applicable to the notes.

        No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global securities

        Global securities have been deposited with the trustee as custodian for The Depository Trust Company ("DTC"), and are registered in the name of DTC or a nominee for DTC.

        Investors may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

        Except in the limited circumstances described below and in "—Certificated securities," holders of notes represented by interests in a global security are not entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        Any beneficial interest in one global security that is transferred to a person who takes delivery in the form of an interest in another global security will, upon transfer, cease to be an interest in such global security and become an interest in the other global security and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global security for as long as it remains such an interest.

        The global securities have been accepted in DTC's book-entry settlement system. The custodian and DTC electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities are shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security is able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants.

        Payments of principal, liquidated damages and contingent interest under each global security is made to DTC's nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Certificated securities

        If DTC notifies us that it is unwilling or unable to continue as depositary for a global security and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC.

Same-day settlement and payment

        The indenture requires that payments in respect of the notes represented by the global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

        The notes represented by the global securities are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

        Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        The information described above concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        DTC is under no obligation to perform or to continue these procedures, and these procedures may be discontinued at any time. None of us, the initial purchaser or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Governing law

        The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 420,000,000 shares of common stock, par value $.01 per share, and 5,524,525 shares of preferred stock, par value $.01 per share.

Common stock

        At December 31, 2003, there were 248,035,945 shares of common stock outstanding held of record by 2,120 stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive such dividends, when, as and if declared by our board of directors, out of legally available funds. Upon our liquidation or dissolution, the holders of our common stock are entitled to share, ratably, in the net assets available for distribution, subject to the rights, if any, of holders of any shares of our preferred stock then outstanding. Holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The outstanding shares of our common stock are fully paid and nonassessable. We have not paid and do not presently intend to pay cash dividends on our common stock.

Preferred stock

        Our board of directors has the authority to issue shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares entitled to vote and by the creation of class or series voting rights. In addition, any further issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control and may adversely affect the rights of holders of our common stock. We have no present plans to issue any additional shares of preferred stock or to establish or designate any new series of preferred stock.

        Other than rights that may be granted to holders of preferred stock, there is no provision in our Restated Certificate of Incorporation or By-laws that would have the effect of delaying, deterring or preventing a change in control of us and that would operate only with respect to an extraordinary corporate transaction involving us, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation.

Stockholder rights plan

        Pursuant to the terms of our Stockholder rights plan adopted by our board of directors, common stock purchase rights were distributed as a dividend at the rate of one Right for each share of our common stock held by stockholders of record as of the close of business on July 21, 1997. The rights will be exercisable only if a person or group acquires beneficial ownership of 20 percent or more of our common stock or commences a tender or exchange offer upon consummation of which such a person or group would beneficially own 20% or more of our stock. The rights will expire on July 9, 2007.

Business combination provisions

        The business combination provision contained in Section 203 of the Delaware General Corporation Law generally defines an interested stockholder as any person that (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation or (ii) is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and the associates of such person. Under Section 203, a resident domestic corporation may not engage in any business combination with any interested stockholder for a period of three years following the time such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding shares owned (a) by persons who are directors and also officers and (b) employee stock plans, in certain instances), or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) the corporation by the action of stockholders holding a majority of the outstanding voting stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation at or prior to such adoption).

        We have not elected out of the statute and, therefore, the restrictions imposed by Section 203 will apply to us.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the material U.S. federal income tax considerations to a holder with respect to the purchase, ownership and disposition of the notes and our common stock acquired upon conversion of a note. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal estate or gift tax consequences or the tax consequences arising under any state, local or foreign law.

        This discussion applies only to beneficial owners that hold notes or our common stock as capital assets (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be important to particular beneficial owners in light of their individual circumstances, or to certain types of beneficial owners. Such beneficial owners may include banks and other financial institutions, insurance companies, tax-exempt entities, dealers in securities, holders subject to the U.S. federal alternative minimum tax, certain former citizens or former long-term residents of the United States, partnerships or other entities classified as partnerships or flow through entities for U.S. federal income tax purposes, certain trusts, hybrid entities, holders who mark to market their investment in the notes, persons holding the notes or our common stock as part of a hedging or conversion transaction or as part of a straddle or other risk reduction transaction for U.S. federal income tax purposes, and "U.S. holders" (as defined below) that have a functional currency other than the U.S. dollar.

        As used herein, the term "U.S. holder" means a beneficial owner of a note or our common stock (acquired upon conversion of a note) that is, for U.S. federal income tax purposes, a citizen or resident of the United States, a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State thereof, or the District of Columbia, or an estate or trust that is a United States person as defined in the Code. The term "non-U.S. holder" means a beneficial owner of a note or our common stock that is not a U.S. holder, and that is not a partnership for U.S. federal income tax purposes.

        If a partnership is the beneficial owner of a note or our common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of notes or our common stock that is a partnership for U.S. federal income tax purposes and partners in such a partnership should consult their tax advisors about the U.S. federal, state, local, foreign, and other tax consequences of the acquisition, ownership, and disposition of the notes and our common stock.

        No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to the U.S. federal income tax consequences to the holders of the notes. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

        Prospective purchasers are urged to consult their own tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of the notes and our common stock as well as any tax consequences under state, local and foreign tax laws, and the possible effects of changes in tax laws.

Classification of the notes

        The Company intends to treat the notes as being subject to the regulations governing contingent payment debt instruments (the "CPDI regulations"), and each holder of a note will be bound to that treatment pursuant to the terms of the indenture. The remainder of this discussion assumes that the notes will be treated as subject to the CPDI regulations. In addition, under the indenture, each holder will be deemed to have agreed to treat the fair market value of our common stock received by such holder upon conversion as a contingent payment and to accrue interest with respect to the notes as original issue discount for U.S. federal income tax purposes according to the "noncontingent bond method," set forth in section 1.1275-4(b) of the CPDI regulations, using the comparable yield (as defined below) compounded semiannually and the projected payment schedule (as defined below) determined by us.

        The IRS has issued a revenue ruling with respect to convertible instruments having contingent payments similar in some respects to the notes. Notwithstanding the issuance of the revenue ruling, the application of the CPDI regulations to instruments such as the notes is uncertain in several significant respects, and, as a result, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the notes, might have a longer holding period in our common stock acquired upon conversion, and might have an adjusted tax basis in the notes or our common stock acquired upon conversion of a note materially different than discussed herein.

        Holders should consult their tax advisors concerning the tax consequences of holding and disposing of the notes, including the tax consequences if the notes are not classified as indebtedness that is subject to the CPDI regulations.

U.S. holders

  Accrual of interest

        Pursuant to the CPDI regulations, a U.S. holder will be required to accrue interest income, which is sometimes referred to as original issue discount, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will likely be required to include interest in taxable income in each year in excess of the stated semiannual cash interest payable and any contingent interest payments actually received in that year.

        The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes, that equals:

          (1)   the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period,

          (2)   divided by the number of days in the accrual period, and

          (3)   multiplied by the number of days during the accrual period that the U.S. holder held the notes.

        The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note generally is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments (as defined below) previously made (including payments of stated cash interest) with respect to the note.

        The term "comparable yield" means the annual yield we would pay, as of the issue date, on a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise comparable to those of the notes, subject to a minimum yield equal to the applicable federal rate (based on the overall maturity of the notes). We intend to take the position that the comparable yield for the notes is 4.13%, compounded semiannually. The precise manner of calculating the comparable yield, however, is not entirely clear.

        The CPDI regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (the "projected payments") on the notes. This schedule must have a yield to maturity equal to the comparable yield. The projected payment schedule includes the semiannual stated cash interest payable on the notes at the rate of 1% per annum, estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. In this connection, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment.

        U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: MedImmune, Inc., 35 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Treasurer.

        The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. holder's interest accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the notes or the value, at any time, of the common stock into which the notes may be converted.

        Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

  Adjustments to interest accruals on the notes

        As noted above, the projected payment schedule will include amounts attributable to the stated semiannual cash interest payable on the notes. Accordingly, the receipt of the stated semiannual cash interest payments will not give rise to separate amounts of taxable income to U.S. holders. If, during any taxable year, a U.S. holder receives actual contingent payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected contingent payments for that taxable year, such U.S. holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. holder must treat a "net positive adjustment" as additional interest income for that taxable year. For this purpose, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon conversion.

        If a U.S. holder receives in a taxable year actual contingent payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected contingent payments for that taxable year, such U.S. holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) first reduce the U.S. holder's interest income on the notes for that taxable year and (b) to the extent of any excess, give rise to an ordinary loss to the extent of the U.S. holder's interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward and treated as a negative adjustment in the succeeding taxable year and will offset future interest income accruals in respect of the notes and, to the extent not so used, will reduce the amount realized on the sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement of the notes.

  Purchase at a premium or discount

        If a U.S. holder purchases a note at a premium or discount to the note's adjusted issue price at the time of purchase, the U.S. holder must reasonably allocate any difference between purchase price and adjusted issue price to daily portions of interest or projected payments over the remaining term of the note. If the price paid by the U.S. holder exceeds the note's adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment will be treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder's adjusted tax basis will be reduced by the amount the holder treats as a negative adjustment. If the price paid by the U.S. holder is less than the note's adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment will be treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, the holder's adjusted tax basis will be increased by the amount the holder treats as a positive adjustment. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of premium or discount.

  Sale, exchange, conversion or redemption of the notes

        As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend to treat the transfer of our common stock to a U.S. holder upon the conversion of a note as a contingent payment under the CPDI regulations. Under this treatment, conversion also would result in taxable gain or loss to the U.S. holder. As described above, holders will be deemed to have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

        The amount of gain or loss on a taxable sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement would be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the notes. A U.S. holder's adjusted tax basis in a note will generally be equal to the U.S. holder's purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above, other than adjustments to reflect a discount or premium to the adjusted issue price, if any), and decreased by the amount of any projected payments that have been previously made to the U.S. holder (without regard to the actual amount paid). Gain recognized upon a sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement of a note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of the excess of interest previously included in income over the total net negative adjustments previously taken into account as ordinary loss, and thereafter, capital loss (which will be long-term if the note has been held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

        A U.S. holder's tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

        A U.S. holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

  Constructive dividends

        Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of notes as having received a constructive distribution from the Company in the event the conversion rate of the notes were adjusted if, as a result of such adjustment, the proportionate interest of such U.S.

holder of the notes in the assets or earnings and profits of the Company were increased. Thus, under certain circumstances, an adjustment to the conversion rate may result in deemed dividend income to a U.S. holder to the extent of the current or accumulated earnings and profits of the Company. A U.S. holder of the notes would be required to include its allocable share of such deemed dividends in income but would not receive any cash related thereto. Such a constructive dividend may not be eligible for the reduced rate of taxation described below in "—New tax law applicable to dividends and long-term capital gain."

  Dividends on common stock

        If, after a U.S. holder converts a note into our common stock, we make distributions on our common stock, the distributions will constitute dividends taxable to the holder as ordinary income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Such dividends may be eligible for the reduced rate of taxation described below in "—New tax law applicable to dividends and long-term capital gain." To the extent that the U.S. holder receives distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares of common stock. Any such distributions in excess of the U.S. holder's tax basis in the shares of common stock will generally be treated as capital gain. Subject to applicable limitations, distributions on our common stock constituting dividends paid to holders that are United States corporations will qualify for the dividends received deduction.

  Sale of common stock

        A U.S. holder generally will recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the common stock, which will generally be the fair market value of the common stock at the time of the conversion. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the common stock. The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder's holding period for the common stock is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

  New tax law applicable to dividends and long-term capital gain

        Under recently enacted tax legislation, dividends received by individual U.S. holders, and long-term capital gain realized by individual U.S. holders, generally are subject to a reduced maximum tax rate of 15% through December 31, 2008. The rate reduction does not apply to dividends received in respect of certain short-term or hedged positions in the common stock or to dividends or capital gain received in certain other situations. Holders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

  Backup withholding tax and information reporting

        In general, a U.S. holder will be subject to U.S. federal backup withholding tax at the applicable rate with respect to amounts paid on the notes, dividends on our common stock acquired upon conversion of a note and the proceeds from the sale, exchange, redemption, or other disposition of notes or common stock, if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. In addition, such payments of interest, principal, premium, if any, or dividends to, and the proceeds of a sale, redemption, or other disposition by, the U.S. holder will generally be subject to information reporting requirements. The amount of any backup withholding from a payment to the U.S. holder will be allowed as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. holders

  Ownership and disposition of the notes

        All payments on the notes made to a non-U.S. holder, including payments of interest, a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. income or withholding tax, provided that: (i) the beneficial owner of the notes does not actually or by attribution own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the beneficial owner of the notes is not a controlled foreign corporation that is related to the Company, actually or by attribution, through stock ownership, (iii) the beneficial owner of the notes is not a bank receiving interest described in section 881(c)(3)(A) of the Code, (iv) such payments are not "effectively connected" with a trade or business of the beneficial owner conducted in the United States (or, if a treaty applies, are not attributable to a "permanent establishment" of such beneficial owner in the United States), (v) either (A) the non-U.S. holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a "U.S. person," as defined in the Code, and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. holder certifies under penalties of perjury that such a statement has been received from the non-U.S. holder and furnishes a copy thereof, and (vi) only with respect to payment pursuant to a conversion or any gain realized on a sale or exchange, we are not a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We believe that we are not currently a "United States real property holding corporation."

        If a non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, purchase by us at the holder's option, conversion, redemption or retirement of the notes in the same manner as if it were a U.S. holder. In lieu of providing IRS Form W-8BEN described in the paragraph above, such a non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Constructive dividends

        If a non-U.S. holder were deemed to have received a constructive dividend (see "U.S. Holders—Constructive dividends" above), the non-U.S. holder will generally be subject to U.S. federal withholding tax at a 30% rate, subject to a reduction by an applicable treaty, on the taxable amount of such dividend (see "—Ownership and disposition of common stock" below).

  Ownership and disposition of common stock

        If, after a non-U.S. holder converts a note into common stock, we make distributions on our common stock, the distributions will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Except as described below, dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. A non-U.S. holder generally will be required to satisfy certain IRS certification requirements in order to claim a reduction of or exemption from withholding under a tax treaty by filing IRS Form W-8BEN upon which the non-U.S. holder certifies, under penalties of perjury, its status as a non-U.S. person and its entitlement to the lower treaty rate with respect to such payments.

        If dividends paid to a non-U.S. holder are effectively connected with the conduct of a United States trade or business by the non-U.S. holder, we and other payors generally are not required to withhold tax from the dividends, provided that the non-U.S. holder furnishes to us a valid IRS Form W-8ECI certifying, under penalties of perjury, that the holder is a non-U.S. person, and the dividends are effectively connected with the holder's conduct of a United States trade or business and are includible in the holder's gross income. Effectively connected dividends will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (see "U.S. Holders—Dividends on common stock" above), and, with respect to a non-U.S. holder that is a foreign corporation, under certain circumstances, the 30% branch profits tax.

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of our common stock received upon conversion of a note unless:

  •
  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;

  •
  the gain is effectively connected with the conduct of a United States trade or business by the non-U.S. holder (and, if required by a tax treaty, the gain is attributable to a "permanent establishment" maintained in the United States); or

  •
  we are a "United States real property holding corporation" at any time within the shorter of the five-year period preceding such disposition or such holder's holding period, and certain other conditions are met.

        We believe that we are not currently a "United States real property holding corporation."

  Backup withholding tax and information reporting

        We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to that holder and the tax withheld from those payments. Copies of those information returns may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. A non-U.S. holder may be subject to additional information reporting or to backup withholding at the applicable rate on these payments unless the certifications described in clause (v) under "—Ownership and disposition of the notes" above are received.

        If a non-U.S. holder disposes of the notes or our common stock outside the United States through a non-U.S. office of a broker, then the backup withholding and information reporting requirements generally will not apply to the proceeds. However, information reporting, but not backup withholding, will apply to the payment of proceeds if a non-U.S. holder disposes of the notes or our common stock through a non-U.S. office of a broker that is, for U.S. federal income tax purposes, a U.S. person or has certain other enumerated connections with the United States unless the broker has documentary evidence in its files that such holder is a non-U.S. person and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. If a non-U.S. holder receives proceeds from the disposition of the notes or our common stock through a U.S. office of a broker, such payment is subject to both backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN certifying that it is a non-U.S. person or otherwise establishes an exemption.

        The amount of any backup withholding paid to the IRS on behalf of a non-U.S. holder from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability (if any) and may entitle the non-U.S. holder to a refund, provided the required information is furnished to the IRS.

        Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

        This discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, holders should consult their own tax advisors as to the particular tax consequences to them of the acquisition, ownership and disposition of the notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

        The notes were originally issued by us in a transaction exempt from the registration requirements of the Securities Act and were resold by the Initial Purchasers in reliance on Rule 144A to persons who represented to the Initial Purchasers that they were qualified institutional buyers. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible.

        The following table sets forth information with respect to the selling securityholders and the principal amounts of notes beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders on or before March 9, 2004. The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales. Certain selling securityholders who are not identified and listed below have sold their notes pursuant to this registration statement (before giving effect to this Post Effective Amendment No. 1), which was previously declared effective by the Securities and Exchange Commission. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Issuable Upon Conversion of the Notes(2)	Common Stock Owned After Completion of the Offering(1)
Allstate Insurance Company	$2,000,000	29,334	16,100
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	8,500,000	124,670	—
Argent Classic Convertible Arbitrage Fund L.P.	2,400,000	35,201	—
Argent Classic Convertible Arbitrage Fund II, L.P.	800,000	11,733	—
Argent LowLev Convertible Arbitrage Fund LLC	2,800,000	41,067	—
Argent LowLev Convertible Arbitrage Fund II, LLC	372,000	5,456	—
Argent LowLev Convertible Arbitrage Fund Ltd.	14,000,000	205,339	—
Bear, Stearns & Co. Inc.	2,500,000	36,667	—
Class C Trading Company, Ltd.	2,500,000	36,667	—
Credit Suisse First Boston Europe Limited	400,000	5,866	—
Custom Investments PCC, Ltd.	400,000	5,866	—
DBAG London	89,000,000	1,305,371	—
Deutsche Bank Securities, Inc.	5,000,000	73,335	—
Dylan (IMA) Ltd.	5,000,000	73,335	—
Fore Convertible Masterfund LTD.	16,049,000	235,392	—
Guggenheim Portfolio Company VIII, LLC	3,684,000	54,033	—
HFR CA Global Select Master Trust Account	200,000	2,933	—
J.P. Morgan Securities Inc.	13,500,000	198,005	—
KBC Financial Products USA Inc.	150,000	2,200	—
Lydian Global Opportunities Master Fund Limited	10,000,000	146,671	—
Lydian Overseas Partners Master Fund Ltd.	47,500,000	696,687	—

Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	$2,100,000	30,800	—
Man Mac 1 Limited	5,788,000	84,893	—
Merrill Lynch, Pierce, Fenner & Smith Incorporated	8,550,000	125,403	—
Polygon Global Opportunities Master Fund	10,500,000	154,004	—
S.A.C. Capital Associates, LLC	46,500,000	682,020	81,100
Silver Convertible Arbitrage Fund, LDC	1,600,000	23,467	—
UBS Securities LLC	4,565,000	66,955	—
Wachovia Bank National Association	46,000,000	674,686	—
White River Securities L.L.C.	2,500,000	36,667	—
Xavex Convertible Arbitrage 2 Fund	1,100,000	16,133	—
Xavex Convertible Arbitrage 10 Fund	800,000	11,733	—

(1)
Assumes offer and sale of all notes and shares, although selling securityholders are not obligated to sell any notes or shares of common stock.

(2)
Share amounts assume conversion of the notes, at the initial conversion rate of 14.6671 shares per $1,000 principal amount of notes.

        None of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC have in the past and may in the future provide financial advisory and other services to us and our affiliates. The selling securityholders purchased all of the notes in private transactions on or after July 15, 2003. All of the notes were "restricted securities" under the Securities Act prior to this registration.

        Information concerning the selling securityholders may change from time to time and any changed information will be set forth in a post effective amendment to the registration statement of which this prospectus forms a part, if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

        Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder's name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, the registration statement of which this prospectus forms a part will be amended by a post-effective amendment to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, which will be a part of such a post-effective amendment, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PLAN OF DISTRIBUTION

        The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible in the course of hedging the positions they assume. The selling securityholders may also sell the notes or the common stock into which the notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling securityholders from the sale of the notes or common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock into which the notes are convertible to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is quoted on the Nasdaq National Market under the symbol "MEDI." We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the

Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

        In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling securityholders incident to the offering and sale of the notes and the common stock.

LEGAL MATTERS

        The validity of the notes and the common stock issuable upon their conversion has been passed upon for MedImmune by Dewey Ballantine LLP, New York, New York. A member of Dewey Ballantine LLP participating in this matter is the beneficial owner of less than 1% of MedImmune's common stock.

EXPERTS

        The financial statements incorporated in this prospectus by reference to MedImmune, Inc.'s annual report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC"). Certain information in the Registration Statement has been omitted form this prospectus in accordance with the rules of the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

        You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it.

INCORPORATION BY REFERENCE

        Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC:

Our SEC Filings	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2003
Current Report on Form 8-K and amendments thereto	January 9, 2004
Description of Common Stock and Amended and Restated Rights Agreement	Incorporated by reference to MedImmune's Registration Statements on Form 8-A dated April 4, 1991 and December 1, 1998
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

        You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

MedImmune, Inc.
35 West Watkins Mill Road
Gaithersburg, Maryland 20878
Attn: Investor Relations and Corporate Communications
Tel: (301) 417-0770

        Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

        The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The estimated expenses payable by MedImmune in connection with this offering are as follows:

Securities and Exchange Commission registration fee	40,450
Accounting fees and expenses	25,000
Printing expenses	10,000
Legal fees and expenses	25,000

Total	100,450

Item 15. Indemnification of Directors and Officers.

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

        MedImmune provides liability insurance for its directors and officers that provides for coverage against loss from claims made against directors and officers in their capacity as such, including liabilities under the Securities Act of 1933.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for a transaction from which the director derived an improper personal benefit. Article EIGHTH of MedImmune's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 16. Exhibits.

3.1	Restated Certificate of Incorporation, restated as of February 25, 2004, incorporated by reference to exhibit 3.1 filed in connection with the Company's Annual Report on Form 10-K for December 31, 2003.
3.2	By-Laws, as amended and restated as of February 25, 2004, incorporated by reference to exhibit 3.2 filed with the Company's Annual Report on Form 10-K for December 31, 2003.
4.1	Amended and Restated Rights Agreement, dated as of October 31, 1998, between MedImmune, Inc., and American Stock Transfer and Trust Company, as Rights Agent, incorporated by reference to Exhibit 99.2 filed with the Company's Registration Statement on Form 8A/A, filed with the Securities and Exchange Commission on December 1, 1998.
4.2	Certificate of Designations of Series B Junior Preferred Stock, incorporated by reference to exhibit 4.2 filed with the Company's Annual Report on Form 10-K for December 31, 2001.
4.6	Supplemental Indenture between MedImmune, Inc. and The Bank of New York, dated December 5, 2003.**
4.7	Indenture between MedImmune, Inc and The Bank of New York, dated July 15, 2003.**
4.8	Registration Rights Agreement among MedImmune, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, dated July 15, 2003.**
4.9	Form of Senior Convertible Note due 2023.**
5.1	Opinion of Dewey Ballantine LLP.**
12.1	Statement re: computation of ratio of earnings to fixed charges.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Dewey Ballantine LLP.**
24.1	Powers of Attorney.**
25	Statement of Eligibility of the Bank of New York, as Trustee.**

*
Filed herewith

**
Previously filed

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on March 11, 2004.

MEDIMMUNE, INC.
By:	/s/ DAVID M. MOTT
Name: David M. Mott
Title:	Chief Executive Officer, President and Vice Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Wayne T. Hockmeyer, Ph.D.	Chairman of the Board	March 11, 2004
/s/ DAVID M. MOTT David M. Mott	Chief Executive Officer, President and Vice Chairman of the Board (Principal Executive Officer)	March 11, 2004
David Baltimore, Ph.D.	Director	March 11, 2004
* M. James Barrett, Ph.D.	Director	March 11, 2004
* Melvin D. Booth	Director	March 11, 2004
* James H. Cavanaugh, Ph.D.	Director	March 11, 2004
* Barbara Hackman Franklin	Director	March 11, 2004
Gordon S. Macklin	Director	March 11, 2004

* Elizabeth Wyatt	Director	March 11, 2004
* Lota S. Zoth	Vice President, Controller and Acting Chief Financial Officer (Principal Financial and Principal Accounting Officer)	March 11, 2004
*By:	/s/ DAVID M. MOTT David M. Mott Attorney-in-fact

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation, restated as of February 25, 2004, incorporated by reference to exhibit 3.1 filed in connection with the Company's Annual Report on Form 10-K for December 31, 2003.
3.2	By-Laws, as amended and restated as of February 25, 2004, incorporated by reference to exhibit 3.2 filed with the Company's Annual Report on Form 10-K for December 31, 2003.
4.1	Amended and Restated Rights Agreement, dated as of October 31, 1998, between MedImmune, Inc., and American Stock Transfer and Trust Company, as Rights Agent, incorporated by reference to Exhibit 99.2 filed with the Company's Registration Statement on Form 8A/A, filed with the Securities and Exchange Commission on December 1, 1998.
4.2	Certificate of Designations of Series B Junior Preferred Stock, incorporated by reference to exhibit 4.2 filed with the Company's Annual Report on Form 10-K for December 31, 2001.
4.6	Supplemental Indenture between MedImmune, Inc. and The Bank of New York, dated December 5, 2003.**
4.7	Indenture between MedImmune, Inc and The Bank of New York, dated July 15, 2003.**
4.8	Registration Rights Agreement among MedImmune, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, dated July 15, 2003.**
4.9	Form of Senior Convertible Note due 2023.**
5.1	Opinion of Dewey Ballantine LLP.**
12.1	Statement re: computation of ratio of earnings to fixed charges.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Dewey Ballantine LLP.**
24.1	Powers of Attorney.**
25	Statement of Eligibility of the Bank of New York, as Trustee.**

*
Filed herewith

**
Previously filed

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
SELECTED CONSOLIDATED FINANCIAL DATA
RATIO OF EARNINGS TO FIXED CHARGES
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX